Exhibit 99.1

For Immediate Release

EFJ, Inc. Announces Appointment of Jana Ahlfinger Bell as CFO

Irving, Texas – March 15, 2005 — EFJ, Inc. (NASDAQ: EFJI) announced today that it has appointed Ms. Jana Ahlfinger Bell to the position of senior vice president and chief financial officer of EFJ, Inc. effective today March 15, 2005.

“I am pleased to add Jana to our senior management team and look forward to her leadership in finance as we continue to execute our strategic plan,” said Michael E. Jalbert, chairman and chief executive officer of EFJ, Inc.  “Jana’s vast finance, accounting and operational experience is a solid addition to the company,” added Jalbert.

Prior to joining EFJ, Inc., Ms. Bell was CEO and president of an early stage developer of innovative handset and network technologies for the disposable wireless market.  Prior to that, Ms. Bell served as CEO, president and a director of @TRACK Communications, Inc., a provider of integrated wireless voice, data and location technologies. Ms. Bell served as CFO and vice president of finance for AT&T Wireless Services – Southwest Region before joining @TRACK Communications.  Ms. Bell worked for Ernst & Young, LLC, for six years prior to her joining AT&T Wireless Services.  Ms. Bell holds a BBA in Accounting from Texas A&M University and is a certified public accountant.

Massoud Safavi who has served as CFO since October 1999 will assist with business development opportunities and will work from the company’s current Washington D.C. office. Mr. Safavi decided not to relocate to Irving, Texas where the Company’s corporate headquarters is now located.  Mr. Safavi will continue to serve his current term as a member of the board of directors of EFJ, Inc.

About EFJ, Inc.

EFJ, Inc. is the Irving TX based parent company to industry-leading wireless telecommunications solutions businesses. EFJ, Inc. is home to the EFJohnson Company, one of the first developers of Project 25 mobile communications products compliant with federal government interoperability standards, and Transcrypt International, a leader in secure voice communication solutions. EFJohnson and Transcrypt International are wholly owned subsidiaries of EFJ, Inc. For more information, visit www.efji.com.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other matters, anticipated sales growth. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the level of demand for EFJ’s products and services, the timely procurement of necessary manufacturing components, dependence on continued funding of governmental agency programs, and other risks detailed in EFJ’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. EFJ undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

Contact Information:

Jim Stark, 800-295-1772

e-mail: jstark@efji.com

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